Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

For Immediate Release	Contact:	Carlos Alberini	Frederick G. Silny
		President & Chief Operating Officer	SVP & Chief Financial Officer
		(213) 765-3582	(213) 765-3289

GUESS?, INC. REPORTS RECORD REVENUES AND EARNINGS FOR 3rd QUARTER

EPS OF $0.46 VERSUS $0.27 LAST YEAR, A 70% INCREASE

-- OCTOBER COMP SALES UP 12.3%  --

Third Quarter Highlights

- Net revenues increased 34% to $265.6 million; comparable store sales increased 8.9%

- Gross margin increased 510 basis points to 43.1%

- Earnings from operations increased $14.0 million to $35.5 million, reflecting a 13.4% operating margin

- Net earnings increased 75% to $20.7 million

Los Angeles, CA, November 2, 2005 – Guess?, Inc. (NYSE:GES) today reported financial results for the third quarter ended October 1, 2005.

Third Quarter Results
For the third quarter ended October 1, 2005, the Company reported that net earnings increased by 74.9% to $20.7 million compared to net earnings of $11.8 million for the quarter ended September 25, 2004. Diluted earnings per share increased 70.4% to $0.46 per share in the current quarter versus $0.27 per share in the third quarter last year.  Reported earnings for the period included a special performance-based compensation expense of $4.6 million, or $2.7 million after tax, or $0.06 per diluted share, related to the performance and contributions of the licensing business to the Company’s operations.  There was no corresponding expense in the comparable prior year period.

Paul Marciano, Co-Chairman and Co-CEO, commented, “We are very pleased with our record revenues and earnings performance in the third quarter. We believe that the significant revenue growth reflects a very positive customer response to our product assortment and mix, and the success of our European business. Our inventories continue to be clean and this has contributed to substantially increased margins in our retail and wholesale segments. The strong performance of our European business underscores the reach of the Guess? brand. As we look to our important fourth quarter, the October comp store sales increase of 12.3% shows good momentum in our core business in North America, and we remain confident about our product assortment. Our cash flow continues to increase and should provide the foundation to support the future growth of our global brand.”

Total net revenue for the third quarter of 2005 increased 34.3% to $265.6 million from $197.8 million in the third quarter of 2004.  The Company’s retail stores in the U.S. and Canada generated revenue of $156.3 million in the 2005 third quarter, an 18.3% increase from $132.1 million, as reported in the prior year period. Comparable store sales increased 8.9% during the third quarter of 2005 versus the prior year period.  Net revenue from the Company’s wholesale segment decreased 9.3% to $31.0 million in the third quarter of 2005 from $34.1 million in the prior-year period. Net revenue from the Company’s European operations segment increased 272.1% to $64.4 million in the third quarter of 2005, compared to $17.3 million in the prior year period, following the acquisition of the Company’s European jeanswear licensee on January 3, 2005.  Licensing segment net revenue decreased 2.7% to $13.9 million in the third quarter of 2005 from $14.3 million in the prior year period.  The Company operated 305 retail stores in the U.S. and Canada at third quarter-end 2005 versus 269 stores a year earlier.

Nine Month Results
For the nine months ended October 1, 2005, the Company reported that net earnings increased 124.4% to $33.0 million compared to net earnings of $14.7 million for the nine months ended September 25, 2004. Diluted earnings per share increased 124.2% to $0.74 per share in the current nine-month period versus $0.33 per share in the comparable period last year. Reported earnings for the nine month period included a special performance-based compensation expense of $4.6 million, or $2.7 million after tax, or $0.06 per diluted share, related to the performance and contributions of the licensing business to the Company’s operations.  There was no corresponding expense in the comparable prior year period.  The nine months ended October 1, 2005 had 274 days compared to 269 days in the nine months ended September 25, 2004.

Total net revenue increased 30.5% to $659.4 million in the 2005 nine-month period from $505.3 million in the prior year period.  The Company’s retail stores in the U.S. and Canada generated revenue of $405.7 million for the first nine months of 2005, an increase of 17.0% from $346.9 million for the prior year period.  Comparable store sales increased 6.0% during the first nine months of 2005.  Net revenue from the Company’s wholesale segment in the first nine months of 2005 increased 0.8% to $88.1 million from $87.4 million in the first nine months of 2004.  Net revenue from the Company’s European operations segment increased 262.5% to $131.0 million in the first nine months of 2005, compared to $36.2 million in the prior year period, following the acquisition of the Company’s European jeanswear licensee on January 3, 2005.  Licensing segment net revenue was $34.6 million in the first nine months of 2005, a 0.5% decrease from $34.8 million for the same prior year period.

October 2005 Retail Sales
The Company also reported today retail sales for its stores in the U.S. and Canada for fiscal October 2005.  Total October retail sales for the four weeks ended October 29, 2005 were $45.5 million, an increase of 22.4% from sales of $37.2 million for the four weeks ended October 30, 2004.  Comparable store sales for the October period increased 12.3% compared to the year-ago period.

The Company will hold a conference call at 4:30 pm (ET) on November 2, 2005 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guess.com via the “Investor’s Info” link from the “Guess?, Inc.” section of the site.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At October 1, 2005, the Company operated 305 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), the successful integration of acquisitions, new stores and new licensees into existing operations, possible cancellations of wholesale orders, the success of competitive products, the continued availability of adequate sources of capital, general economic conditions, acts of terrorism or acts of war, government regulation, currency fluctuations and possible future litigation.  In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company’s other public documents.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended

	October 1, 2005		September 25, 2004

	$	%	$	%

Net revenue
Product sales	$251,695	94.8%	$183,553	92.8%
Net royalties	13,905	5.2%	14,284	7.2%

	265,600	100.0%	197,837	100.0%
Cost of product sales	151,162	56.9%	122,583	62.0%

Gross profit	114,438	43.1%	75,254	38.0%
Selling, general and administrative expenses	78,966	29.7%	53,740	27.2%

Earnings from operations	35,472	13.4%	21,514	10.8%
Other (income) expense:
Interest expense	1,608	0.6%	1,399	0.7%
Interest income	(608)	(0.2)%	(139)	(0.1)%

Earnings before income taxes	34,472	13.0%	20,254	10.2%
Income taxes	13,788	5.2%	8,428	4.2%

Net earnings	$20,684	7.8%	$11,826	6.0%

Net earnings per share:
Basic	$0.47		$0.27
Diluted	$0.46		$0.27
Weighted number of shares outstanding:
Basic	44,409		44,093
Diluted	45,162		44,620

	Nine Months Ended

	October 1, 2005		September 25, 2004

	$	%		$

Net revenue
Product sales	$624,802	94.7%	$470,447		93.1%
Net royalties	34,641	5.3%	34,832		6.9%

	659,443	100.0%	505,279		100.0%
Cost of product sales	396,304	60.1%	319,705		63.3%

Gross profit	263,139	39.9%	185,574		36.7%
Selling, general and administrative expenses	204,752	31.0%	156,238		30.9%

Earnings from operations	58,387	8.9%	29,336		5.8%
Other (income) expense:
Interest expense	5,455	0.8%	4,360		0.9%
Interest income	(2,086)	(0.2)%	(344)		(0.1)%

Earnings before income taxes	55,018	8.3%	25,320		5.0%
Income taxes	22,007	3.3%	10,607		2.1%

Net earnings	$33,011	5.0%	$14,713		2.9%

Net earnings per share:
Basic	$0.75		$0.33
Diluted	$0.74		$0.33
Weighted number of shares outstanding:
Basic	44,282		43,953
Diluted	44,817		44,515

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(in thousands)

	Three Months Ended		Nine Months Ended

	October 1, 2005	September 25, 2004	October 1, 2005	September 25, 2004

Net revenue:
Retail operations	$156,332	$132,133	$405,735	$346,905
Wholesale operations	30,955	34,112	88,101	87,415
European operations (1)	64,408	17,308	130,966	36,127
Licensing operations (1)	13,905	14,284	34,641	34,832

	$265,600	$197,837	$659,443	$505,279

Earnings (loss) from operations:
Retail operations	$18,777	$12,743	$28,826	$23,611
Wholesale operations	1,776	(741)	4,182	(6,687)
European operations (1)	16,911	4,580	27,911	9,363
Licensing operations (1)	7,861	12,130	24,911	28,178
Corporate overhead	(9,853)	(7,198)	(27,443)	(25,129)

	$35,472	$21,514	$58,387	$29,336

(1)

The European operations segment includes net revenue and earnings from the acquired European Jeanswear licensee commencing from the acquisition date of January 3, 2005.  In 2004, licensing income from the licensee was included in the licensing operations segment.  Net revenues of the acquired business for the three and nine month periods ended  October 1, 2005 were $33,513 and $67,156, respectively. Earnings from operations for the acquired business for the same periods were $6,987 and $10,702, respectively. Licensing income included in the licensing operations segment for the three and nine month periods ended September 25, 2004 were $989 and $4,141, respectively.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	October 1, 2005	December 31, 2004	September 25, 2004

ASSETS
Cash and cash equivalents	$138,891	$106,003	$63,061
Restricted cash	3,048	3,660	3,927
Receivables, net	103,806	53,915	58,709
Inventories, net	126,387	82,329	105,497
Other current assets	28,446	25,116	18,712
Property and equipment, net	126,905	113,944	109,554
Other assets	58,544	39,337	37,469

Total Assets	$586,027	$424,304	$396,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current installments of notes payable and long-term debt	$38,164	$13,430	$13,111
Other current liabilities	172,566	119,369	117,687
Notes payable and long-term debt, excluding current installments	45,027	41,396	48,416
Other liabilities	75,807	29,532	17,368
Stockholders’ equity	254,463	220,577	200,347

Total Liabilities and Stockholders’ Equity	$586,027	$424,304	$396,929

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended

	October 1, 2005	September 25, 2004

Net cash provided by operating activities	$91,604	$20,121
Net cash used in investing activities	(54,902)	(20,768)
Net cash used in financing activities	(3,732)	(3,443)
Effect of exchange rates on cash	(82)	(12)

Net increase (decrease) in cash and cash equivalents	32,888	(4,102)
Cash and cash equivalents at the beginning of the year	106,003	67,163

Cash and cash equivalents at the end of the period	$138,891	$63,061

Supplemental information:
Depreciation and amortization	$25,719	$26,294
Rent	53,349	46,578

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Nine Months Ended

	October 1, 2005	September 25, 2004

Number of stores at the beginning of the year	287	265
Store openings	27	16
Store closures	(9)	(12)

Number of stores at the end of the period	305	269

Total store square footage at the end of the period	1,521,000	1,390,000